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                              EXHIBIT 21.1

AlbanyNet, Inc., a New York corporation

Ascent Networking, Inc., a New York corporation

Telesupport, Inc., a New York corporation

Telecon Communications Corp., Inc., a New York corporation

BOL Acquisition Co. VIII, Inc., a Connecticut corporation

Borg Internet Services, Inc., a New York corporation

Caravela Software, Inc., a Connecticut corporation, d/b/a Connix

Cyberzone, Inc., a Connecticut corporation

Global 2000 Communications, Inc., a New York corporation

Infoboard, Inc., a Massachusetts corporation

NECAnet, Inc., a Connecticut corporation

Prime Communication Systems, Inc., a New York corporation

Ulsternet, Inc., a New York corporation

WebWay Internet, Inc., a New York corporation

Xcalibur Internet, Inc., a New York corporation